Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated March 29, 2010, relating to the financial statements of DoubleLine Total Return Bond Fund, DoubleLine Core Fixed Income Fund and DoubleLine Emerging Markets Fixed Income Fund (each a series of DoubleLine Funds Trust, collectively the “Funds”), which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 29, 2010